Exhibit 5
M2 Law
Professional Corporation

October 11, 2012

Board of Directors
Heavy Earth Resources, Inc.
625 Second Street, #280
San Francisco, CA 94107

Re: Registration Statement on Form S-1

We have acted as counsel to Heavy Earth Resources, Inc., a Florida corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), with respect to the offer and sale by the persons and entities named in the Registration Statement (the “Selling Security Holders”) of up to an aggregate of 14,661,540 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), comprising the following:

(i)	10,157,373 Shares (the "Common Shares");
(ii)	1,666,667 Shares that are issuable upon conversion of senior convertible debentures (the "Debenture Shares");
(iii)	900,000 Shares that are issuable as interest due on the senior convertible debentures (the “Interest Shares”);
(iv)	1,937,500 Shares (the "Warrant Shares") that are issuable upon exercise of outstanding common stock purchase warrants (the "Warrants") as described in the Registration Statement.

We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the senior convertible debentures have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that the Common Shares, Debenture Shares, Interest Shares and Warrant Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that the Common Shares are validly issued, fully paid and non-assessable, and the Debenture Shares, Interest Shares and Warrant Shares, when issued upon (i) conversion of each of the senior convertible debentures, (ii) payment of the interest due on the senior convertible debentures and (iii) exercise of each of the Warrants in accordance with their terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. We are opining solely on Florida corporate law, including all applicable provisions of the Florida Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-1 filed by the Company and the reference to my firm contained therein under “Legal Matters.”

Sincerely,

/s/ M2 Law Professional Corporation

M2 Law Professional Corporation

500 Newport Center Drive, Suite 800, Newport Beach, California 92660